Exhibit 99.1

For Immediate Release

HAMPDEN BANCORP, INC. REPORTS FIRST QUARTER RESULTS, ANNOUNCES DATE OF SPECIAL MEETING OF SHAREHOLDERS, AND DECLARES CASH DIVIDEND

      SPRINGFIELD, Mass. October 30, 2007. Hampden Bancorp, Inc. (the "Company") (NASDAQ - HBNK), which is the holding company for Hampden Bank (the "Bank"), announced the results of operations for the three months ended September 30, 2007.

      Net income increased by $326,000, to $521,000, or $0.07 per fully diluted share, for the three month period ended September 30, 2007 from $195,000 for the three month period ended September 30, 2006. This increase was mainly due to an increase in net interest income, after provision for loan losses, for the three months ended September 30, 2007 of $807,000, or 30.8%, to $3.4 million from $2.6 million for the same period in 2006, which was due to an increase in interest earning assets and a decrease in interest bearing liabilities as a result of the receipt of the proceeds from the stock offering.

      The Company's total assets decreased by $5.9 million, or 1.1%, from $523.9 million at June 30, 2007 to $518.0 million at September 30, 2007. Securities available for sale decreased by $12.8 million, or 8.6%, to $136.3 million at September 30, 2007. Also, federal funds sold and other short-term investments decreased by $6.3 million, or 47.2%, to $7.1 million at September 30, 2007. A partial offset to these decreases was an increase in net loans, including loans held for sale, of $12.3 million, or 3.7%, to $341.9 million at September 30, 2007.

      Deposits decreased $20.4 million, or 6.3%, to $306.9 million at September 30, 2007 from $327.3 million at June 30, 2007. This decrease was due to the maturity of approximately $50.6 million of certificates of deposit starting August 15, 2007 and ending on September 30, 2007. These maturing certificates of deposit were five year certificates of deposit that the Company offered as a special promotion from August 15, 2002 to September 30, 2002. In anticipation of this potential cash out-flow, the Company had approximately $20 million of government-sponsored enterprise obligations maturing during this time. These maturing deposits contributed to both the decrease in deposits and investment securities.

      Short-term borrowings, including repurchase agreements, increased $3.3 million, or 23.1%, to $17.2 million at September 30, 2007 from $13.9 million at June 30, 2007. Long-term borrowings increased $10.5 million, or 13.9%, to $85.8 million at September 30, 2007 from $75.3 million at June 30, 2007.

      Total capital increased by $1.2 million, to $103.2 million at September 30, 2007, compared to $102.0 million at June 30, 2007. Net income increased capital by $521,000, and the decrease in accumulated other comprehensive loss increased capital by $654,000. Our ratio of capital to total assets increased to 19.9% as of September 30, 2007, from 19.5% as of June 30, 2007.

      According to Thomas R. Burton, President and CEO, "The first quarter results were almost exactly as we anticipated, both from the standpoint of the balance sheet and income statement. The turmoil in the mortgage market has not significantly affected our results due in part to our very limited exposure to sub prime lending or investments. Margin compression continues to challenge the Company and the industry as a whole and until such time as the yield curve steepens, margins will remain historically low."

      The Company announced that its Board of Directors has set the date for a special meeting of shareholders. The special meeting will be held on Tuesday, January 29, 2008, at 2:00 p.m. (Eastern Time) at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, MA. The record date for shareholders entitled to vote at the meeting will be December 12, 2007. At the special meeting, shareholders will be asked to consider and approve the adoption of the 2008 Equity Incentive Plan.

      The Company also announced today that the Board of Directors of the Company declared a quarterly cash dividend of $0.03 per common share, payable on November 27, 2007, to shareholders of record at the close of business on November 13, 2007.

      Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank currently has seven branch office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, Tower Square in downtown Springfield, and one under construction in Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

      Certain statements herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe", "expect", "anticipate", "estimate", and "intend" or future or conditional verbs such as "will", "would", "should", "could", or "may." Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") which is available through the SEC's website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

Contact

Hampden Bancorp, Inc. Robert A. Massey, 413-452-5150 Senior Vice President and Treasurer rmassey@hampdenbank.com

HAMPDEN BANCORP, INC. AND SUBSIDIARIES SELECTED FINANCIAL DATA

	At September 30,	At June 30,
	2007	2007
Selected Financial Condition Data:	(unaudited)
	(In Thousands)
Total assets	$517,973	$523,937
Loans, net (1)	341,866	329,538
Securities	136,327	149,147
Deposits	306,870	327,341
Short-term borrowings, including repurchase agreements	17,159	13,937
Long-term debt (2)	85,827	75,334
Total Stockholders' Equity	103,201	102,018

(1)	Includes loans held for sale of $1.4 million at September 30, 2007, and $464,000 at June 30, 2007.
(2)	Long-term debt includes advances from the FHLB with a remaining original maturity of one year or greater.

	For The Three Months Ended September 30,
	2007	2006
	(unaudited)
Selected Operating Results:	(In thousands, except per share data)

Interest and dividend income, including fees	$7,351	$6,596
Interest expense	3,840	3,949
Net interest income	3,511	2,647
Provision for loan losses	82	25
Net interest income after provision for loan losses	3,429	2,622
Non-interest income	537	361
Gain on sales of securities and loans, net	16	36
Non-interest expense	3,276	2,736
Income before income tax expense	706	283
Income tax expense	185	88
Net income	$ 521	$ 195
Basic earnings per share	$ 0.07	N/A*
Diluted earnings per share	$ 0.07	N/A*

*	Earnings per common share are not presented as Hampden Bancorp Inc.'s initial public offering was completed on January 16, 2007; therefore per share results would not be meaningful.